UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

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(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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Notice of Annual Meeting—May 11, 2016

and Proxy Statement

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

1001 Air Brake Avenue

Wilmerding, Pennsylvania 15148

Dear Stockholder:

We invite you to attend the annual meeting of stockholders of Westinghouse Air Brake Technologies Corporation, doing business as Wabtec Corporation, on May 11, 2016 at 11:30 a.m. in Pittsburgh, Pennsylvania.

This booklet includes the formal notice of the meeting and the proxy statement. Pursuant to the rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. All stockholders will have the ability to access the proxy materials on a website referenced in the Notice or request a printed or e-mailed set of the proxy materials. Instructions regarding how to access the proxy materials over the Internet or to request a printed or e-mailed copy may be found in the Notice. In addition, stockholders may request proxy materials in printed or e-mailed form by mail, telephone or electronically by email on an ongoing basis.

The Notice was mailed to stockholders, and the proxy materials were first given to stockholders via Internet access, on or about March 31, 2016. On or before the time that the Notice was sent to stockholders, all materials identified in the Notice were publicly accessible, free of charge, at the website address specified in the Notice. Such materials will remain available on that website until the proxy materials for the 2017 annual meeting of stockholders are made available.

The proxy statement tells you more about the items upon which we will vote at the meeting. It also explains how the voting process works and gives information about our director candidates.

Whether or not you plan to attend the annual meeting, please cast your vote by proxy over the Internet by following the instructions provided in the Notice, by telephone or by requesting a paper proxy card to sign, date and return by mail. Regardless of the method used, please vote your shares so that enough shares are represented to allow us to conduct the business of the annual meeting. Voting over the Internet, by telephone or by proxy card if you request one does not affect your right to vote in person if you attend the annual meeting.

Sincerely yours,

Albert J. Neupaver

Executive Chairman

March 31, 2016

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

1001 Air Brake Avenue

Wilmerding, Pennsylvania 15148

NOTICE OF 2016 ANNUAL MEETING

Date, Time and Place

•	May 11, 2016

•	11:30 a.m.

•	The Duquesne Club, 325 Sixth Avenue, Pittsburgh, Pennsylvania 15222

Purpose

•	Elect three directors for a term of three years

•	Approve an advisory (non-binding) resolution relating to the approval of 2015 named executive officer compensation

•	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2016 fiscal year

•	Conduct other business if properly raised

Procedures

•	If you own stock directly, please vote by proxy over the Internet, by telephone or by requesting a proxy card.

•	If you own stock through a bank, stockbroker or trustee, please vote by following the instructions included in the material that you receive from your bank, stockbroker or trustee.

•	Only stockholders of record on March 15, 2016 receive notice of and may vote at the meeting.

Your vote is important. Please vote over the Internet, by telephone or by requesting a proxy card.

David L. DeNinno

Senior Vice President,

General Counsel and

Secretary

March 31, 2016

General

We have provided you this booklet and proxy materials on or about March 31, 2016 because the Board of Directors of Westinghouse Air Brake Technologies Corporation, doing business as Wabtec Corporation (“Wabtec” or the “Company”), is soliciting your proxy to vote at the Company’s 2016 annual meeting of stockholders.

Who May Vote

Stockholders of Wabtec as reflected in our stock records at the close of business on March 15, 2016 may vote. You have one vote for each share of Wabtec common stock you own.

How to Vote

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. Your vote is important.

If you are a stockholder whose shares are registered in your name, you may vote your shares in person at the meeting or by one of the three following methods:

•	Vote by Internet, by going to the website address www.proxypush.com/wab and following the instructions for Internet voting shown on the website.

•	Vote by Telephone, by dialing 1-866-883-3382 and following the instructions for telephone voting shown on the proxy card.

•	Vote by Proxy Card, by completing, signing, dating and mailing a proxy card in the envelope provided if you requested copies of these proxy materials.

If you vote by Internet or telephone, you do not need to request a proxy card.

Shares registered in your name are generally covered by one Notice. If you hold shares through someone else, such as a bank, stockbroker, or trustee you will get a Notice from them asking you to vote. Please follow the instructions on their Notice. Please vote with respect to each Notice you receive.

How a Proxy Works

Giving us a proxy means you authorize us to vote your shares in accordance with your directions. If you return your signed proxy card but do not make any selections as to how you wish to vote on a particular matter, your shares will be voted in favor of our director candidates, in favor of the approval of the advisory (non-binding) resolution relating to the approval of the 2015 named executive officer compensation, and in favor of ratifying the appointment of Ernst & Young LLP, as the case may be.

Changing Your Vote

You may revoke your proxy before it is voted by submitting a new proxy with a later date including a proxy given over the Internet or by telephone, by voting in person at the meeting or by a notification in writing to the Secretary of Wabtec at 1001 Air Brake Avenue, Wilmerding, PA 15148.

Common Stock Outstanding

As of the close of business on March 15, 2016, approximately 89,967,494 shares of Wabtec common stock were issued and outstanding. All share and per share amounts in this proxy statement have been adjusted to reflect the two for one stock split (in the form of a 100% stock dividend) of Wabtec common stock effected on June 11, 2013.

Quorum and Voting Information

To conduct the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares entitled to vote must be present in person or represented by proxy at the meeting. You are considered a part of the quorum if you vote over the Internet, by telephone or by submitting a properly signed proxy card if you requested copies of the proxy materials.

Abstentions and broker non-votes (i.e., proxies submitted by brokers that do not indicate a vote for a proposal because they do not have discretionary voting authority and have not received instructions as to how to vote on the proposal) are counted as present in determining whether the quorum requirement for the annual meeting is satisfied.

To be elected, nominees for director must receive a plurality of votes cast. This means that the three director nominees with the most votes are elected. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect. Broker non-votes and abstentions with respect to the election of directors will have no effect on the outcome of the election of directors.

The approval of each of Proposals 2 and 3 requires a favorable vote of a majority of the shares present and entitled to vote on the applicable matter. An abstention will have the same effect as a vote against each applicable proposal. Broker non-votes with respect to Proposals 2 and 3 will have no effect on the outcome of the vote with respect to that proposal.

Approval of any other matter that properly comes before the annual meeting requires the favorable vote of a majority of shares present and entitled to vote on the matter, unless the matter requires more than a majority vote under statute or our amended and restated by-laws. An abstention will have the same effect as a vote against the proposal. Broker non-votes with respect to any such proposal will have no effect on the outcome of the vote with respect to that proposal.

If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For the ratification of the independent auditor (Proposal 3), the broker may vote your shares in its discretion. For all other proposals, the broker may not vote your shares at all if you do not give instructions.

Common Stock Ownership

Director and Executive Officer Stock Ownership

Under the proxy rules of the Securities and Exchange Commission (the “SEC”), a person beneficially owns Wabtec common stock if the person has the power to vote or dispose of the shares, or if such power may be acquired, by exercising options or otherwise, within 60 days. The table below shows the number of shares of Wabtec common stock beneficially owned as of January 31, 2016 by our directors, nominees for director, Executive Chairman, Chief Executive Officer, Chief Financial Officer and the other named executive officers, and the directors and executive officers as a group. Each person has sole voting power and sole dispositive power with respect to the shares listed unless indicated otherwise.

Executive Officer	Shares Owned		Percent of Class
Albert J. Neupaver	912,525	(1)(2)	1.01%
Raymond T. Betler	229,030	(1)(2)	*
Patrick D. Dugan	48,299	(1)(2)	*
David L. DeNinno	41,289	(1)(2)	*
Charles F. Kovac	193,088	(1)(2)	*

Director/Nominee	Shares Owned		Percent of Class
Robert J. Brooks	473,433	(1)(2)(3)(4)	*
Emilio A. Fernandez	1,391,169	(1)(2)(4)(5)	1.55%
Lee B. Foster, II	79,726	(1)(2)(6)	*
Brian P. Hehir	36,057	(1)(2)(7)	*
Michael W.D. Howell	1,524	(1)	*
William E. Kassling	1,218,766	(1)(2)(4)(8)	1.35%
Gary C. Valade	39,955	(1)	*
Nickolas W. Vande Steeg	15,639	(1)	*
Directors and Executive Officers as a Group (22 persons)	5,167,333	(1)(2)	5.74%
*	Less than 1%

(1)	Includes restricted shares as follows: Mr. Neupaver 43,750; Mr. Betler 33,905; Mr. Dugan 9,082; Mr. DeNinno 10,609; Mr. Kovac 6,825; each non-employee director 1,407; and all directors and executive officers as a group 168,716. The restricted stockholders have sole voting power with respect to the restricted shares but do not have sole or shared dispositive power until the restricted shares vest.

(2)	Includes options that are exercisable on or within 60 days of January 31, 2016 as follows: Mr. Neupaver 362,100; Mr. Betler 93,145; Mr. Dugan 5,391; Mr. DeNinno 11,306; Mr. Kovac 73,369; Mr. Brooks 12,000; Mr. Fernandez 24,000; Mr. Foster 8,000; Mr. Hehir 9,500; Mr. Kassling 16,000; and all directors and executive officers as a group 734,944.

(3)	Includes 86,639 shares owned by Mr. Brooks. Also includes 374,804 shares owned by Suebro, Inc., a Delaware holding company.

(4)	Includes certain shares pledged to financial institutions as collateral for credit arrangements at December 31, 2015 as follows. Mr Kassling had 170,000 shares pledged. Mr. Brooks had pledged Company shares and other securities in a common investment fund to secure approximately $13 million in financings. Mr. Fernandez had pledged Company shares and other securities in a common investment fund to secure approximately $4.3 million in financings. On February 29, 2016 the Company’s Board adopted a policy prohibiting future pledges of Company stock as collateral for credit arrangements and requiring any such existing pledges to be eliminated by December 30, 2016 unless it is reasonably impracticable to do so and an extension is granted by the Board.

(5)	Includes 852,819 shares owned by Mr. Fernandez. Also includes 514,350 shares owned by Mr. Fernandez’s wife. Mr. Fernandez disclaims beneficial ownership of the shares held by his wife.

(6)	Includes 41,026 shares owned by Mr. Foster, 13,200 shares held by Foster Holdings, Inc. and 17,500 shares held by Lee B. Foster II Dynasty Trust.

(7)	Includes 23,557 shares owned by Mr. Hehir. Also includes 3,000 shares held by the Brian P. Hehir and Janet S. Hehir Foundation for which Mr. Hehir serves as a trustee.

(8)	Includes 61,902 shares owned by Mr. Kassling. Also includes 1,137,584 shares owned by Davideco, a Delaware corporation, and 3,280 shares owned by Mr. Kassling’s wife. Mr. Kassling disclaims beneficial ownership of the shares held by his wife.

Owners of More Than 5%

The following table shows shareholders who are known to Wabtec to be a beneficial owner of more than 5% of Wabtec’s common stock as of March 15, 2016.

Name and Address of Beneficial Owner	Beneficial Ownership (1)		Percentage of Class
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	13,747,973	(2)	14.2%

BlackRock, Inc. 20 East 52nd Street New York, NY 10055	7,248,590	(3)	7.5%

FMR LLC 245 Summer Street Boston, MA 02210	6,751,866	(4)	6.998%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	6,494,904	(5)	6.73%

Brown Advisory Incorporated 901 South Bond Street, Ste. 400. Baltimore, MD 21231	4,716,972	(6)	5.13%
(1)	Under SEC regulations, a person who has or shares voting or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Unless otherwise indicated in the other footnotes below, each person has sole voting power and sole investment power as to all shares listed opposite such person’s name.

(2)	Based solely upon the information in the Schedule 13G/A filed February 16, 2016, T. Rowe Price Associates, Inc. has sole dispositive power with respect to 13,747,973 shares and sole voting power with respect to 4,780,955 shares.

(3)	Based solely upon the information in the Schedule 13G/A filed January 22, 2016, BlackRock, Inc. has sole dispositive power with respect to 7,248,590 shares and sole voting power with respect to 6,635,278 shares.

(4)	Based solely upon the information in the Schedule 13G/A filed February 12, 2016, FMR LLC has sole dispositive power with respect to 6,751,866 shares and sole voting power with respect to 1,842 shares.

(5)	Based solely upon the information in the Schedule 13G/A filed February 10, 2016, The Vanguard Group has sole dispositive power with respect to 6,390,743 shares, sole voting power with respect to 90,461 shares, shared dispositive power with respect to 104,161 shares and shared voting power with respect to 9,700 shares.

(6)	Based solely upon the information in the Schedule 13G filed March 10, 2016, Brown Advisory Incorporated has shared dispositive power with respect to 4,716,972 shares, sole voting power with respect to 3,839,863 shares, and shared voting power with respect to 90,699 shares.

Section 16(a) Beneficial Ownership

Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers to file reports of beneficial ownership and changes in beneficial ownership of

Wabtec stock. Directors and officers must furnish us with copies of these reports. Based on these copies and directors’ and executive officers’ representations, we believe all directors and executive officers complied with the requirements of Section 16(a) in 2015.

Proposal 1—Election of Directors

Wabtec’s Board of Directors currently has ten members and two vacant seats. The Board is divided into three classes whose terms of office end in successive years. Robert J. Brooks, William E. Kassling and Albert J. Neupaver, whose terms of office are expiring, have been nominated to serve for new terms ending in 2019. All nominations were made by the Nominating and Corporate Governance Committee, as further described under “The Nominating and Corporate Governance Committee” on page 11, and approved by the entire Board of Directors.

Our Corporate Governance Guidelines require our directors to possess qualities and skills necessary to oversee the management of Wabtec. The Nominating and Corporate Governance Charter establishes a commitment to find nominees for membership on the Board of Directors that are of the highest possible caliber and are able to provide insightful, intelligent and effective guidance to the management of Wabtec. As part of this process, the Nominating and Corporate Governance Charter requires the Nominating and Corporate Governance Committee to ensure that the Board of Directors consists of individuals from diverse educational and professional experiences and backgrounds who, collectively, provide meaningful counsel to management. Under the Corporate Governance Guidelines, it is the responsibility of the Nominating and Corporate Governance Committee to establish, and from time to time review with the Board, the requisite skills and characteristics for new Board members. In assessing potential nominees, the Nominating and Corporate Governance Committee will take into account the following criteria:

•	background,

•	skill needs,

•	personal characteristics,

•	diversity, inclusive of gender, race and ethnicity, and

•	business experience.

With respect to nomination of continuing directors for re-election, the committee also reviews and considers each nominee’s contributions to the Board. The Nominating and Corporate Governance Committee’s process to recommend qualified director candidates is further described on page 11 under “The Nominating and Corporate Governance Committee.” As described above, and although the Board does not have a separate diversity policy, the Nominating and Corporate Governance Committee considers diversity as one of a number of factors in identifying nominees for director pursuant to its charter. The Board and the Nominating and Corporate Governance Committee believe it is essential that the Board members represent diverse backgrounds. In considering nominees for director, the Nominating and Corporate Governance Committee conducts inquiries into the background and qualifications of possible candidates and actively recruits qualified individuals. The Nominating and Corporate Governance Committee assesses the effectiveness of its approach as part of the annual review of its charter and the Corporate Governance Guidelines and as part of its annual review of the effectiveness of the Board and each committee of the Board.

On February 9, 2016, the Board of Directors approved an amendment to the Corporate Governance Guidelines regarding majority voting for directors. Commencing with the annual meeting of the stockholders in 2017, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election must promptly tender an offer of resignation for consideration by the Board. The Nominating and Corporate Governance Committee will evaluate the director’s offer of resignation and recommend to the Board whether to accept or reject the offer of resignation. The Board will act to accept or reject the offer within 90 days following certification of the stockholder vote at the stockholder meeting at which the election of directors was held. The Company will publicly disclose the Board’s decision and the reasons behind the decision. A director who offers his or her resignation pursuant to these guidelines will not participate in a committee or Board decision regarding it.

The description of each director and each nominee set forth below includes biographical information, on a director by director basis, and highlights the specific experience, qualifications, attributes, background and education of each director and each nominee that led the Board to conclude that each director or nominee should serve on the Board. In addition to the qualifications described in the biographical information set forth below, the Nominating and Corporate Governance Committee and the Board also determined that each director and each nominee possesses certain intangible attributes and skills, which led to the conclusion that each director and each nominee meets the criteria set forth in the Corporate Governance Guidelines and is qualified to serve as one of our directors. These intangible attributes and skills include, as to each nominee, integrity, the capacity to evaluate business issues and make practical and mature judgments, willingness to devote the necessary time and effort required to serve on our Board, the skills and personality to work effectively and collegially with other directors on a Board that is responsive to Wabtec’s needs, and the self-confidence and communication skills to participate effectively in Board discussions.

Vote Required

Your proxy will be voted “for” the election of these nominees unless you withhold authority to vote for any one or more of them. If any nominee is unable or unwilling to stand for election, your proxy authorizes us to vote for a replacement nominee if the Board names one.

Only votes “for” a candidate are counted in the election of directors. The three nominees who receive the most votes will be elected as directors.

The Board recommends you vote FOR each of the following director nominees.

Director Nominees to Serve for a Three-Year Term Expiring in 2019

Robert J. Brooks Age 72 Director since 1990

Executive Vice President of Wabtec from November 1999 to March 2004; Chief Financial Officer and Secretary of Wabtec since prior to 1997 to March 2003.

Executive Committee, Board of Trustees, Franklin & Marshall College since 2006; Mayor of Murrysville, Pennsylvania since January 2010; NASDAQ Nominating Committee since 2009; Southwestern Pennsylvania Planning Commission, since 2012.

Mr. Brooks had an extensive career as an executive at Wabtec, including serving as its Chief Financial Officer for many years. His thorough knowledge of Wabtec and the rail industry, and his financial background and experience have enabled him to provide an important executive and leadership perspective to the Board and to the Company.

William E. Kassling Age 72 Director since 1990

Lead Director of Wabtec since May 2013; Chairman of Wabtec from prior to 1997 to May 2013; Chief Executive Officer of Wabtec from May 2004 to January 2006 and from prior to 1997 to February 2001; President of Wabtec from May 2004 to January 2006 and from prior to 1997 to February 1998.

Director of Pittsburgh Penguins Inc., Texas Rangers, SmartOps, Inc., Gardner Denver, Inc., the Crosby Group, and Wabtec Foundation.

Due to Mr. Kassling’s experience as an officer and director of Wabtec, he has extensive knowledge of the Company and the industry, and has also served as a board member for other publicly traded companies, through which he has gained additional experience in corporate governance. With his vast experience, he provides the Board with broad leadership insight on the management and operations of a public company.

Albert J. Neupaver Age 65 Director since 2006

Executive Chairman of Wabtec since May 2014, Chairman and Chief Executive Officer of Wabtec from May 2013 until May 2014, President and Chief Executive Officer of Wabtec from February 2006 until May 2013; President of the Electromechanical Group of AMETEK, Inc. from 1998 to February 2006.

Director of Wabtec Foundation, Carnegie Science Center, Genesee & Wyoming and Koppers Inc.; Member of Board of Trustees of the Carnegie Museums. Member of Robbins & Myers, Inc. Board of Directors from January 2009 to February 2013.

Mr. Neupaver currently is the Executive Chairman of the Board of Wabtec, a position he has held since May 2014. Previously, he was President and Chief Executive Officer of the Company. During that tenure, Mr. Neupaver led the Company on an unprecedented growth initiative throughout the business cycle. His leadership and business acumen have been critical elements in Wabtec’s recent success. He also serves on the boards of non-profit organizations and other public companies, through which he has gained further insight into corporate governance issues.

Continuing Directors with a Three-Year Term Expiring in 2018

Brian P. Hehir Age 62 Director since 2007

Retired in June 2008 from Merrill Lynch after 25 years of service; Vice Chairman of Investment Banking for Merrill Lynch from 1999 to 2008.

Member of the St. Francis Hospital Board of Trustees from 2011 to present. Member of Georgetown University School of Nursing and Health Studies Board of Visitors from October 2003 to February 2011; Member of University of Connecticut Health Center Board of Directors from November 2005 to July 2009; Member from 2004 to 2010 and Treasurer from 2006 to 2010 of U.S. Lacrosse Foundation Board of Directors.

Mr. Hehir has had an extensive career in financial markets with over 30 years of experience working in investment banking and capital markets. In this capacity, he advised clients on mergers and acquisitions and other corporate transactions, which are an integral part of Wabtec’s growth strategy. His experience from the highly regulated investment banking industry also provides the Board with a critical perspective on risk management.

Michael W. D. Howell Age 68 Director since 2003

Chief Executive Officer of Transport Initiatives Edinburgh Limited from May 2002 to July 2006; Chairman of FPT Group Limited for six years starting in April 1998; Chairman of EVO Electric Limited, London, from September 2007 to February 2012.

Director of Hutchison China Meditech Limited, Hong Kong since May 2006; Member of Court (Director) of Clothworkers’ Company, London since 1999; Master (Chairman) of Clothworkers’ Company, London 2014 and 2015; Chairman of Trustees of City & Guilds of London Institute from September 2006 to October 2012.

Mr. Howell has 35 years of experience from executive and board positions with various companies in the railroad business, such as Cummins Engine Company, Inc., GE Canada, Inc., General Electric Company, Inc., Railtrack Group PLC and Transport Initiatives Edinburgh Limited. His understanding of many aspects of the United States and international railroad industries, as well as his CEO and Chairman experience, provides the Board with a broad and relevant background regarding the management and operations of a growing public company in the railroad industry.

Nickolas W. Vande Steeg Age 73 Director since 2007

Member of the Board of Directors of Trimble Navigation Limited since 2003 and Gardner Denver, Inc. since August 2013; retired in March 2007 from Parker Hannifin Corporation as President, Chief Operating Officer and Director after 35 years with the company.

Mr. Vande Steeg retired in 2007 with 35 years of experience in a Fortune 500 company where he most recently held the title of President and Chief Operating Officer. Mr. Vande Steeg’s leadership and operational background in a large public company, and particularly his knowledge of international operational management, as well as strategic pricing, purchasing and lean manufacturing, makes him well-suited to provide guidance and insight to the Board of a large international public company.

Continuing Directors with a Three-Year Term Expiring in 2017

Raymond T. Betler Age 60 Director since 2014

President and Chief Executive Officer of Wabtec since May 2014; President and Chief Operating Officer of Wabtec from May 2013 until May 2014; Chief Operating Officer of Wabtec from December 2010 until May 2013; Vice President and Group Executive of the Transit Group of Wabtec from August 2008 until December 2010; President, Total Transit Systems for Bombardier Transportation from 2004 to 2008; various executive roles from 1979 to 2004 within Bombardier Transportations and its predecessors (Westinghouse, AEG Transportation and ABB Daimler-Benz Transportation (Adtranz)).

Director of Dollar Bank, Carnegie Science Center and Wabtec Foundation.

Mr. Betler currently is the President and Chief Executive Officer of Wabtec, a position he has held since May 2014. As a member of the Company’s Executive Office since 2008 and as Chief Operating Officer from 2010 to 2014, he has helped to lead the Company on an unprecedented record of growth. His leadership, business acumen and more than three decades of experience in the transportation industry have played an important role in Wabtec’s recent success. Through his service on corporate and non-profit boards, he has developed insight into corporate governance and public company issues.

Emilio A. Fernandez Age 71 Director since 1995

Vice Chairman of Wabtec since March 1998; Executive Vice President of Wabtec from prior to 1997 to February 1998.

Mr. Fernandez has over 30 years of experience in executive positions in the railroad industry. His knowledge of the rail market, understanding of the Company’s products and his overall business acumen provide the Board with an executive and leadership perspective on our Company and the railroad industry in general.

Lee B. Foster, II Age 69 Director since 1999

Chairman of L.B. Foster Company since 1998; Chief Executive Officer of L.B. Foster Company from prior to 1997 to 2002; President of L.B. Foster Company from prior to 1997 to 2000.

Director of L.B. Foster Company, Capital Guidance Ltd., Dakota, Minnesota & Eastern Railroad (“DM&E”) from 2001 to October 2007 and Wabtec Foundation.

Mr. Foster has had an extensive career within the railroad industry, including 35 years with the L.B. Foster Co., a supplier to the railroad and transit industries, where he has served in a multitude of roles including President, CEO and Chairman, as well as Director. Mr. Foster brings to the Board not only a solid background within the industry, but also his experience on various boards and committees, including the executive committee of DM&E and the audit and compensation committees of the private company Capital Guidance Ltd.

Gary C. Valade Age 73 Director since 2005

Member of the Board of Management and Executive Vice President of Global Procurement and Supply for DaimlerChrysler from 1998 until his retirement in 2003; Executive Vice President and Chief Financial Officer and member of the Office of the Chairman of Chrysler Corporation from 1993 to 1998.

Mr. Valade had a 35-year financial career with Chrysler Corporation encompassing all aspects of financial control and accounting, including six years in the role of Chief Financial Officer, which provides the Board with important insight regarding the management, operations, financial reporting and accounting of a large public company.

Corporate Governance Matters

The Board and Committees

The Board met twelve times during 2015, which included seven telephonic meetings. All directors attended more than 75% of all meetings of the Board and the committees on which they served in 2015. The standing Board committees that help the Board fulfill its duties include the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee. The Board also holds regularly scheduled meetings of non-employee directors.

In addition to the independence requirements set forth in the listing standards of the New York Stock Exchange (the “NYSE”), the Board has adopted categorical standards to assist it in determining whether its members meet the independence requirements of the NYSE. These standards provide that the following relationships are deemed to be immaterial and would not in and of themselves impair a director’s independence:

•

a director or an immediate family member is an executive officer or employee of a company that makes payments to, or receives payments from, Wabtec or any of its subsidiaries for property or services in an amount which, in any single fiscal year, does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenue;

•

a director serves as an executive officer of a charitable organization and Wabtec’s charitable contributions to such charitable organization in any fiscal year do not exceed the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues; and

•	a director beneficially owns less than 10% of Wabtec’s issued and outstanding common stock.

The Board has reviewed the independence of its members considering these standards and any other commercial, legal, accounting and familial relationships between the directors and Wabtec and has determined that all of its members are independent, with the exception of Mr. Neupaver and Mr. Betler. Specifically, none of such independent directors has a material relationship with Wabtec, and each such director meets the Board’s categorical independence standards and the independence requirements of the NYSE listing standards. It is the Company’s policy that all directors attend the annual meeting of stockholders if reasonably possible. All directors attended the 2015 annual meeting of stockholders.

Board Leadership Structure

We have separated the roles of Chief Executive Officer and Executive Chairman of the Board as part of our ongoing succession process. The Chief Executive Officer is responsible for setting the strategic direction for Wabtec and the day to day leadership and performance of the Company. The Executive Chairman provides guidance to the Chief Executive Officer, supports management with its strategic growth initiatives, acquisitions and investor relations, sets the agenda for Board meetings and presides over meetings of the full Board. The Board believes that this structure is in the best interests of Wabtec and provides clear leadership responsibility and accountability, while providing for effective corporate governance and oversight by an independent Board of strong and seasoned Directors with an independent Lead Director. Our Board of Directors appointed Mr. Kassling as “Lead Director” to preside at all 2015 executive sessions of “non-management” directors, as defined under the rules of the NYSE. Our Board has also appointed him as “Lead Director” to preside at all such 2016 executive sessions. The Board generally holds such executive sessions at every regularly scheduled Board meeting. At least one executive session each year is required to be attended only by independent directors. The Board evaluates this leadership structure annually.

The Board’s Role in Risk Oversight

The Board of Directors is responsible for overseeing and monitoring the material risks facing the Company.

In its oversight role, the Board of Directors annually reviews Wabtec’s strategic plan, which addresses, among other things, the risks and opportunities facing the Company. The Board also has overall responsibility for executive officer succession planning and reviews succession plans each year. The Board has delegated certain risk management oversight responsibility to the Board committees. As part of its responsibilities set forth in its charter, the Audit Committee is responsible for discussing with management Wabtec’s major risk exposures and the steps management has taken to monitor and control those exposures, including the Company’s risk assessment and risk management policies. In this regard, Wabtec’s management prepares a comprehensive risk assessment report and reviews that report with the Audit Committee each Board meeting. This report identifies the material business risks (including strategic, operational, cybersecurity, financial reporting and compliance risks) for the Company as a whole, as well as for each business unit and for corporate common services, and identifies the controls that respond to and mitigate those risks. Wabtec’s management regularly evaluates these controls, and periodically reports to the Audit Committee regarding the controls’ design and effectiveness. The Audit Committee also receives annual reports from management on Wabtec’s ethics program and on environmental compliance. The Compensation Committee extensively reviewed the elements of compensation to determine whether any portion of compensation encouraged excessive risk taking and concluded:

•	significant weighting towards long-term incentive compensation discourages short-term risk taking;

•	rolling three-year performance targets discourage short-term risk taking;

•	incentive awards are capped by the Compensation Committee which discourages excessive risk taking;

•	equity ownership guidelines discourage excessive risk taking; and

•

Wabtec does not face the same level of risks associated with compensation for employees at financial services (traders and instruments with a high degree of risk) or technology companies (rapidly changing markets).

Furthermore, as described in our Compensation Discussion and Analysis, compensation decisions include subjective considerations, which restrain the influence of objective factors on excessive risk taking.

The Nominating and Corporate Governance Committee annually reviews Wabtec’s Corporate Governance Guidelines and their implementation. Each committee reports to the full Board.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee approved continued use of its written charter at its February 8, 2016 meeting. A current copy of the charter is available on Wabtec’s website at http://www.wabtec.com.

The principal functions of the Nominating and Corporate Governance Committee are to:

•	identify the skills and characteristics to be found in candidates to be considered to serve on Wabtec’s Board of Directors and to use such to select nominees;

•	recommend nominees for each Board committee;

•	oversee the corporate governance of Wabtec; and

•	recommend changes to Wabtec’s corporate governance guidelines.

The Committee met three times during 2015. The members of the Nominating and Corporate Governance Committee in 2015 were Mr. Brooks, Mr. Fernandez, Mr. Hehir, Mr. Howell and Mr. Vande Steeg, who were each independent, as independence for such members is defined in the listing standards of the NYSE and the rules of the SEC. Mr. Fernandez is the Chairman of the Nominating and Corporate Governance Committee.

The Committee will consider director nominees recommended by stockholders. Stockholders wishing to recommend a director candidate for consideration by the Committee can do so by writing the Secretary of Wabtec at 1001 Air Brake Avenue, Wilmerding, PA 15148 and giving the candidate’s name, biographical data and qualifications. Any such recommendation should be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. No candidates for Board membership have been put forward by stockholders for election at the 2016 annual meeting of stockholders. Our amended and restated by-laws require that for a stockholder to recommend a director nominee, notice in writing must be given to the Secretary of Wabtec no later than the 60th day and no earlier than the 120th day prior to the first anniversary of the previous year’s annual meeting proxy statement.

In evaluating candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials. The Committee is guided by the goal set forth in its charter of ensuring that the Board consists of individuals from diverse backgrounds (including diversity of gender, race and ethnicity) who collectively provide meaningful counsel to management. The Committee also considers the candidate’s character, integrity, experience, understanding of strategy and policy-setting and reputation for working well with others. In connection with this evaluation, the Nominating and Corporate Governance Committee determines whether to interview the prospective nominee and, if warranted, one or more members of the committee, and others as appropriate, interview prospective nominees. After completing this evaluation and interview, the Nominating and Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating and Corporate Governance Committee. If candidates are recommended by the Company’s stockholders, such candidates will be evaluated using the same criteria. With respect to nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

The Audit Committee

The Audit Committee acts under a written charter. The Audit Committee reviewed and approved the continued use of its written charter at its February 8, 2016 meeting. A current copy of the charter is available on Wabtec’s website at http://www.wabtec.com.

The Audit Committee provides assistance to the Board in fulfilling its oversight responsibility to stockholders, the investment community and others relating to the integrity of Wabtec’s financial statements, its financial reporting process, its systems of internal accounting and financial controls, the performance of Wabtec’s internal audit function and independent registered public accountants, the independent registered public accountant’s qualifications and independence, and Wabtec’s compliance with ethics policies and legal and regulatory requirements. The Committee is directly responsible for appointing, compensating, retaining and overseeing the work of the independent registered public accounting firm engaged by Wabtec. The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by Wabtec regarding accounting, internal controls or auditing matters and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee met six times in 2015, including one telephonic meeting. The members of the Audit Committee in 2015 were Mr. Brooks, Mr. Foster, Mr. Hehir, Mr. Fernandez and Mr. Valade. Each of the foregoing members of the Audit Committee during 2015, and currently, is independent, as independence is defined in the rules of the SEC and in the listing standards of the NYSE. The Board has determined that Mr. Valade, the Audit Committee’s Chairman, qualifies as an “audit committee financial expert” as defined in the regulations of the SEC.

Audit Committee Report

The Audit Committee is responsible for reviewing Wabtec’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In the performance of our oversight function, we meet with management periodically to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. We meet privately with the independent registered public accountants, who have unrestricted access to the Audit Committee. Specifically, we have reviewed and discussed with management and the independent registered public accountants the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2015.

The Audit Committee discussed and reviewed with the Company’s independent auditors all communications required by auditing standards of the PCAOB (United States), including those described in PCAOB Auditing Standard No. 16, “Communications with Audit Committees,” and Rule 2-07, “Communication with Audit Committees,” of Regulation S-X and, with and without management present, discussed and reviewed the results of the independent auditors examination of the financial statements. In addition, the Audit Committee has discussed various matters with the independent auditors related to the Company’s consolidated financial statements, including all critical accounting policies and practices used, all alternative treatments for material items that have been discussed with the management of the Company, and all other material written communications between the independent auditors and management.

Furthermore, we have received and reviewed the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and have discussed with the independent registered public accountants their independence.

Based on the review and discussions referred to above, we recommended to the Board of Directors that Wabtec’s audited financial statements, as of and for the fiscal year ended December 31, 2015, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC.

Respectfully submitted,

Gary C. Valade, Chairman

Robert J. Brooks

Lee B. Foster, II

Brian P. Hehir

Emilio A. Fernandez

The Compensation Committee

The Compensation Committee provides assistance to the Board relating to the compensation of Wabtec’s officers and directors. The Compensation Committee has authority, pursuant to its charter, to make recommendations to the Board, which then establishes compensation. The Compensation Committee’s principal responsibilities include:

•	reviewing and approving goals and objectives for the Chief Executive Officer and determining the Chief Executive Officer’s compensation;

•	reviewing and recommending compensation of all directors and officers; and
•	recommending incentive compensation plans and equity-based plans.

The Compensation Committee members in 2015 were Mr. Foster, Mr. Hehir, Mr. Howell and Mr. Vande Steeg, who were each independent, as independence for such members is defined in the rules of the SEC and the listing standards of the NYSE. In addition, the Compensation Committee members each qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. Mr. Foster served as the Compensation Committee’s Chairman. The Nominating and Governance Committee recommends the Compensation Committee members who are approved by the full Board of Directors. The Compensation Committee met 5 times in 2015. The Compensation Committee approved continued use of its written charter at its February 8, 2016 meeting. A copy of the written charter is available on Wabtec’s website at http://www.wabtec.com.

The Compensation Committee reviews our executive compensation arrangements and recommends changes or adjustments to the Board, which then establishes these items. Base salaries are established at the beginning of the fiscal year and bonuses are awarded after fiscal year results are available. Base salaries depend mainly on the executive officer’s position and responsibility, while bonuses are based on pre-established performance factors. These factors are established at the beginning of the year and include (i) a financial performance factor measuring either earnings per share or earnings before interest and taxes, and working capital management, and (ii) a personal performance factor which measures whether the individual executive attained certain quantitative and measureable goals established for that executive.

Executive officers also receive long-term incentive compensation. With respect to the long-term incentive portion of executive compensation, the Compensation Committee has discretion to grant equity-based, long-term incentive awards under our 2011 Stock Incentive Plan. Such awards take the form of stock options, performance units and restricted share awards. The Compensation Committee bases the amount of the award upon the executive’s job level, as well as other factors. These factors include benchmarking the total compensation an executive may earn to ensure it is competitive, compensating executives in a “pay for performance” manner and aligning the interests of the executives with the interests of the shareholders. The Committee also reviews the ratio of total compensation to total target cash compensation to ensure that the mix of long-term compensation is appropriate for each executive.

The Chief Executive Officer and the Senior Vice President of Human Resources suggest guidelines in discussions with the Compensation Committee regarding executive compensation. They provide recommendations and information regarding the competitiveness of the industry, key employees, performance of individuals, succession planning and other relevant data to the committee. The Chief Executive Officer is not present during any discussions concerning his own compensation. The Compensation Committee also has the authority to retain compensation consultants, advisors and legal counsel as it deems necessary and has the sole authority to approve such consultants’ fees, which are payable by the Company. The Compensation Committee engaged the consulting firm Pay Governance, LLC (“Pay Governance”) during 2015. During its engagement, Pay Governance provided the following services: (i) reviewed and assessed the Company’s current compensation practices for executives and non-employee directors; (ii) reviewed the current peer group and made recommendations to update the peer group; (iii) reviewed and provided a pay for performance assessment of the Chief Executive Officer compensation; and (iv) provided benchmarking of peer group and relevant industry data. In addition, Pay Governance reviewed and assessed the competitiveness of compensation provided to non-employee members of the Company’s Board of Directors. This review included benchmarking of the Peer Group and relevant industry data.

The Compensation Committee and Board adopted a recoupment policy during 2013. The recoupment policy provides that in the event of a financial restatement or a determination by the Board that misconduct by a responsible party caused financial or reputational harm to the Company, recoupment of cash bonuses and equity awarded as well as gains realized from the exercise of options may be pursued.

Compensation Committee Interlocks and Insider Participation

During 2015, Wabtec had no interlocking relationships in which (i) an executive officer of Wabtec served as a member of the compensation committee of another entity, one of whose executive officers served on the Compensation Committee of Wabtec; (ii) an executive officer of Wabtec served as a director of another entity, one of whose executive officers served on the Compensation Committee of Wabtec; or (iii) an executive officer of Wabtec served as a member of the compensation committee of another entity, one of whose executive officers served as a director of Wabtec. No member of the Compensation Committee was at any time during the 2015 fiscal year or at any other time an officer or employee of the Company, and no member had any relationship with us requiring disclosure under Item 404 of SEC Regulation S-K.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included on pages 15 through 23 of this proxy statement with management.

Based on this review and discussion, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement, and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC.

Respectfully submitted,

Lee B. Foster, II, Chairman

Brian P. Hehir

Nickolas W. Vande Steeg

Michael W. D. Howell

Executive and Director Compensation

Compensation Discussion and Analysis

Named Executive Officers

For 2015, our named executive officers (“NEOs”) were:

Name	Title
Albert J. Neupaver	Executive Chairman
Raymond T. Betler	President and Chief Executive Officer
Patrick D. Dugan	Senior Vice President and Chief Financial Officer
David L. DeNinno	Senior Vice President, General Counsel and Secretary
Charles F. Kovac	Senior Vice President, Group Executive

Executive Summary

This Compensation Discussion and Analysis discusses the material elements of our compensation programs, including changes that are applicable to our NEOs and executive officers for 2016. This Compensation Discussion and Analysis should be read in conjunction with the tabular and narrative disclosures beginning on page 17 of this Proxy Statement. See “Executive Compensation Philosophy and Objectives” and the tables that follow for more information regarding our executive compensation programs.

Principle Elements of Executive Compensation

We provide three main elements of compensation: base salary, annual cash incentives, and long-term equity incentives delivered in the form of restricted stock awards and units, stock options and performance units. Performance-based incentives comprise the majority of compensation provided to each of our executives. Our other benefits and perquisites consist of life and health insurance benefits, social and health club dues, and a qualified 401(k) savings plan (including company matching contributions).

Compensation Practices

The Compensation Committee has implemented the following best practices with respect to the executive compensation program:

What we do:

•	The Compensation Committee reviews the executive compensation arrangements each year and considers the Company’s long-term business strategy, the results of the most recent say-on-pay advisory vote and contemporary market practices as periodically provided by an independent consultant.

•

The Compensation Committee uses the Company’s stock price and other value-creating financial metrics such as earnings before interest and taxes (EBIT), earnings per share (EPS), working capital, and economic profit in our executive incentive arrangements.

•	The Compensation Committee annually reviews the risks associated with our compensation programs and mitigates the risks by:

•	capping incentive payouts earned under our annual cash incentive award plan and our performance unit long-term incentive plan;

•	maintaining stock ownership guidelines for executive management and non-employee directors;

•	maintaining a recoupment policy that applies to our cash and equity incentive awards; and

•	maintaining a policy that prohibits the hedging of Company stock.

•

The Compensation Committee and the Company require both a qualified change in control and termination (double trigger) in order for any cash severance to be paid under our change in control agreements.

What we don’t do:

•	The Company provides no formal employment agreements to our executive officers.

•	The Company provides no gross-up for income or excise taxes on perquisites or severance benefits related to a change in control.

•	The Company does not provide executives with an enhanced executive retirement program but rather a defined contribution benefit similar to that provided to all employees.

•	The Company does not provide dividends or dividend equivalents on unearned performance shares.

•	The Company does not re-price or backdate stock options.

2015 Business Highlights

In 2015, Wabtec had a record financial performance. Compared to the prior year, in 2015 sales increased 9 percent, income from operations increased 15 percent, and earnings per diluted share increased 13 percent. Also during the year, Wabtec’s cash flow from operations exceeded its net income by 12 percent. In 2015, the Company’s Total Shareholder Return was -18 percent, including dividends, compared to the average Total Shareholder Return for our Peer Index Group for 2015 of -16 percent. For the three years ended December 31, 2015, the Company’s Total Shareholder Return was 64 percent, Compared to the average Total Shareholder Return for our Peer Index Group for the same period of .80 percent.

Role of 2015 Advisory Vote on Executive Compensation in the Compensation Decision Process

The Compensation Committee reviewed the results of the 2015 stockholder advisory vote on executive officer compensation and incorporated the results as one of the many factors considered in connection with the discharge of its responsibilities. Because a substantial majority (approximately 97.4%) of our stockholders approved the compensation program described in our 2015 proxy statement, the Compensation Committee interpreted this strong level of support as affirmation of the design and objectives of our 2014 executive compensation programs.

Executive Compensation Philosophy and Objectives

Overview. This compensation discussion describes the material elements of compensation awarded to, earned by, or paid to each of our executive officers who served as named executive officers during 2015. This discussion focuses primarily on the fiscal year 2015 information contained in the following tables and related footnotes and narrative. We discuss compensation actions taken prior to 2015 or in 2016 if we believe it provides relevant information.

The principal elements of our executive compensation program are base salary, annual cash incentives, and long-term equity incentives in the form of restricted stock awards and units, stock options and performance units. Our other benefits and perquisites consist of life and health insurance benefits, social and health club dues, and a qualified 401(k) savings plan (including company matching contributions). Our philosophy is to position the aggregate of these elements at the average of that paid to executives with similar responsibilities. To ensure that the Company is able to attract and retain high potential executives, the Company benchmarks executive compensation using compensation surveys of similar-sized companies and also uses an index average based on available proxy disclosure compensation information of similar-sized manufacturing companies. This index is comprised of: Regal Beloit, IDEX Corp., Kennametal, Trinity Industries, Greenbrier Companies, Ametek, Crane Co., Donaldson, WABCO Holdings, ITT Corporation, Pall Corporation, Lincoln Electric Holdings, Inc., Valmont Industries, Oshkosh Corp., Flowserve Corp., SPX Corporation, Colfax Corp. and Snap-On Inc.(the “Peer Index Group”).

Objectives and Philosophy. The overall objectives of our executive compensation program are to (i) enable us to attract, motivate and retain key executive talent essential to the achievement of our short-term and long-term business objectives; (ii) provide compensation competitive with others in our industry; (iii) reward senior executive officers in a “pay for performance” manner for accomplishment of pre-defined business goals and objectives; and (iv) align the interests of our executives with our stockholders. A significant portion of total executive compensation is variable compensation linked to corporate, business unit and individual performance. Our objective is to provide a significant portion of an executive’s total compensation in a form that is contingent upon achieving established performance goals. In regard to compensation based on performance, our objective is to provide a significant portion of such compensation in the form of equity awards.

In 2015, our named executive officers compensation was allocated as follows:

Name	Salary	Annual Incentive Award	Long- Term Incentive Award
Albert J. Neupaver	19.22%	19.00%	61.73%
Raymond T. Betler	18.68%	19.13%	62.19%
Patrick D. Dugan	27.37%	19.98%	52.65%
David L. DeNinno	27.84%	19.86%	52.30%
Charles F. Kovac	41.10%	18.65%	40.25%

In setting base salaries at the beginning of the year, the Compensation Committee generally reviews information about compensation practices and levels in Wabtec’s industry and the position and responsibility of the particular executive which is publicly available or provided by the Chief Executive Officer and the Senior Vice President of Human Resources. The Compensation Committee also uses benchmarking to establish base salaries as discussed below. The annual incentive award for 2015 is a cash award determined by the Compensation Committee based on pre-established performance factors. These factors are established at the beginning of the year and include (i) a financial performance factor measuring either earnings per share or earnings before interest and taxes, and working capital management, and (ii) a personal performance factor which measures whether the individual executive attained pre-determined goals and objectives established for that executive which are tied to the overall company strategic objectives for that year. Long-term incentives in the form of stock options, restricted stock, restricted stock units and performance units are granted to provide the opportunity for long-term compensation based upon the performance of Wabtec and its ability to meet its long-term goals and objectives.

Compensation Process.

Compensation Committee. Executive officer compensation is administered by the Compensation Committee. The Compensation Committee approved the 2015 compensation arrangements for executive officers, including base salaries, bonuses and equity awards, described in this compensation discussion and analysis and recommended them to the full Board, which then approved them. Our Board of Directors delegates to the Compensation Committee the direct responsibility for, among other matters:

•	reviewing and approving goals and objectives for the Executive Chairman and Chief Executive Officer and determining the Executive Chairman’s and Chief Executive Officer’s compensation;

•	reviewing and recommending compensation of all directors and executive officers; and

•	recommending incentive compensation plans and equity-based plans.

Role of Compensation Experts. Pursuant to its charter, the Compensation Committee is authorized to engage compensation consultants to assist it with its duties. The Compensation Committee has the sole authority to engage any outside counsel or other experts or consultants to assist it in the evaluation of compensation of our directors and executive officers, including the sole authority to approve such consultants’ fees and other retention terms. The Compensation Committee may also obtain advice from legal, accounting, human resources and other advisors as it deems necessary. The Compensation Committee engaged the consulting firm Pay Governance during 2015. During its engagement, Pay Governance provided the following services: (i) reviewed and assessed the Company’s current compensation practices for executives and non-employee directors; (ii) reviewed the current peer group and made recommendations to update the peer group; (iii) reviewed and provided a pay for performance assessment of the Chief Executive

Officer compensation; and (iv) provided benchmarking of peer group and relevant industry data.

Role of Our Executive Officers in the Compensation Process. The Chief Executive Officer and the Senior Vice President of Human Resources suggest guidelines in discussions with the Compensation Committee regarding executive compensation. They provide recommendations and information regarding the competitiveness of the industry, key employees, performance of individuals, succession and other relevant data to the Compensation Committee. The Executive Chairman and Chief Executive Officer are not present during any discussions concerning their own compensation.

Components of Compensation.

Our 2015 compensation program elements were primarily structured to reward our executive officers for achieving certain financial and business objectives.

Base Salaries. Base salaries for our executive officers are reviewed annually and depend mainly on the executive’s office and responsibility and are based on the competitive average for executives with similar responsibilities in peer group companies. In this regard, the Company uses two different benchmarks, one a broader benchmark study based on industrial and durable goods manufacturing companies that are similarly sized in terms of revenue and a second study that is an index average of the members of the Peer Index Group. Individual salaries may be above or below the competitive average based on the individual’s contribution to business results, capabilities and qualifications, potential and the importance of the individual’s position to our success.

For fiscal year 2015, the base salary changes of our named executive officers ranged from 0% – 7.14% as a result of this process. These increases are discussed further in connection with the “Summary Compensation Table” which follows.

Annual Cash Incentive Awards. Our annual incentive award plan is intended to: (i) compensate participants directly if strategic and financial performance targets are achieved and (ii) reward participants for performance on those activities that are most directly under their control and for which they are held accountable. Corporate, business unit and individual performance goals under the annual incentive plan are linked to the annual business plan and budget.

The actual amount of bonuses are a function of the Company’s overall financial performance, the participant’s individual performance and Board approval.

The bonus targets for 2015 for each of the named executive officers as a percentage of base salary were:

Name	Target
Albert J. Neupaver	100%
Raymond T. Betler	100%
Patrick D. Dugan	70%
David L. DeNinno	70%
Charles F. Kovac	60%

Bonuses are based upon the success of two factors: a financial performance factor or “FPF” (ranging from 0 to 1.5 maximum), that measures either earnings per share or earnings before interest and taxes (“EBIT”) and working capital management; and a personal performance factor or “PPF” (ranging from 0 to 1.5 maximum) that measures whether the executive has attained certain goals agreed to by the executive, the executive’s supervisor, and the Board. The bonus formula is based on the product of the participant’s base salary, the participant’s target bonus percentage, the FPF and the PPF. If both the financial performance factor and the applicable personal performance factor were achieved, the named executive officers would earn 100% of their target bonus. To qualify for a minimum payout under the bonus plan, the business unit or Company, as applicable to the particular participant, must achieve at least 80% of its plan’s EBIT and 80% of its working capital/ cash flow plan target for the year.

We believe that this philosophy encourages Wabtec and our executives to establish ambitious goals and that it promotes teamwork, productivity and profitability. Overall, total cash compensation (the sum of salary and bonus) for our executive officers is competitive with market practice for similar executive positions in similar companies when performance goals under the annual bonus plan are achieved. Target bonuses and performance factors were approved by the Compensation Committee at its meeting in February 2015. For 2015, the Company’s actual EBIT, EPS and working capital/ cash flow results achieved an FPF of 0.926 out of a maximum factor possible under the annual incentive plan of 1.5. The FPF for group executives and business unit leaders is based on performance to pre-established EBIT and working capital/ cash flow metrics relating to the applicable group and or business unit.

The table below provides both the 2015 financial metrics and our performance achieved in 2015 for our corporate wide executives including Mr. Neupaver, Mr. Betler, Mr. Dugan, and Mr. DeNinno:

Performance Metric	Threshold	Target	Maximum	Actual 2015 Performance	Target Weighting	Performance Achieved
EBIT	—	—	—	—	—	—
EPS	$3.74	$4.16	$4.58	$4.10	80%	.696
Working Capital/ Cash Flow	$354M	$442M	$530M	$468M	20%	.23

					Total	.926

The table below also provides both the 2015 financial metrics and performance achieved in 2015 for Mr. Kovac:

Performance Metric	Threshold	Target	Maximum	Actual 2015 Performance	Target Weighting	Performance Achieved
EBIT	$124.4M	$155.5M	$186.6M	$143.3M	80%	51.57
EPS	—	—	—	—	—	—
Working Capital/ Cash Flow	$143.1M	$178.9M	$214.7M	$174.9M	20%	17.97

					Total	69.54

Mr. Neupaver, Mr. Betler, Mr. Dugan, Mr. DeNinno and Mr. Kovac participated in the annual incentive plan and each of them, due to the Company’s performance and their individual performance achieved greater than their target bonus. The bonuses received as a result are reflected in the non-equity incentive plan compensation column of the “Summary Compensation Table” below.

Long-Term Incentive Compensation. Our Compensation Committee administers our long-term incentive compensation through the 2011 Stock Incentive Plan, under which we grant stock options, restricted stock, restricted stock units and performance units. During 2015, the Company made the following grants of equity awards: 72,840 shares of restricted stock, 30,557 restricted stock units, 84,675 stock options and 126,050 performance units. Equity awards made in February 2015 to all named executive officers are detailed under the table “2015 Grants of Plan Based Awards” on page 26. Options and restricted stock are generally granted to employees, including our executive officers, each February as part of their long term compensation. Additional awards were made throughout the year to new hires, current employees in connection with promotions, and key management obtained through acquisitions. We vary the relative amounts of options and restricted stock granted in a given year based on a number of factors including the overall performance of the Company, the stock price and retention of key management. The primary purposes of the long-term incentive program are to align the interests of executive officers and other key employees with those of our stockholders, to attract and retain key executive talent and to provide an incentive to meet and exceed long-term financial goals. Employees eligible for the long-term incentive program include those who are determined by the Compensation Committee to be in key policy-setting and decision-making roles, and to have responsibilities that contribute significantly to achieving our earnings goals. The size of an individual’s long-term incentive award is based primarily on individual performance, the individual’s responsibilities and position with our company. Long-term incentive award values generally are competitive with market practice for comparable executive positions in similar companies based on the Peer Index Group and other relevant data reviewed by the Compensation Committee.

Any awards made under the 2011 Stock Incentive Plan may be subject to forfeiture (“forfeiture”) in the discretion of the Compensation Committee if between the date of grant and the third anniversary of any exercise, payment or vesting of the award, the participant:

(i)	engages in the operation or management of a business (whether as owner, partner, officer, director, employee or otherwise) which is in competition with the Company or any of its subsidiaries;

(ii)	induces or attempts to induce any customer, supplier, licensee or other individual, corporation or other business organization having a business relationship with the Company or any of its subsidiaries to cease doing business with the Company or any of its subsidiaries or in any way interferes with the relationship between any such customer, supplier, licensee or other person and the Company or any of its subsidiaries;

(iii)	solicits any employee of the Company or any of its subsidiaries to leave the employment thereof or in any way interferes with the relationship of such employee with the Company or any of its subsidiaries; or

(iv)	makes any statements or comments, orally or in writing, of a defamatory or disparaging nature regarding the Company or any of its subsidiaries (including but not limited to regarding any of their respective businesses, officers, directors, personnel, products or policies).

Such forfeiture does not apply following the occurrence of a change of control event unless the award agreement specifically so provides or as required by applicable law.

Stock options and restricted stock are a part of our long-term incentive compensation program that seeks to align the interests of our executives with our stockholders. We have typically granted stock options and restricted stock in February of the applicable year. We have historically awarded options to purchase our common stock to executive officers at the fair market value (average of the high and low price) of our common stock at the grant date. We have not re-priced or back-dated any option awards. The vesting schedule for each grant of options and restricted stock is determined by the

Compensation Committee and has typically been in 25% increments over a four-year period, subject to continued employment with the Company. In February 2015, we granted both restricted stock and stock options to all named executive officers as part of their long-term compensation with the Company. The grant date fair value of those awards is reflected in the Summary Compensation Table on page 24.

The Company also administers a rolling three-year long-term incentive program using performance units. This program is designed to reward executives for meeting or exceeding economic profit growth goals. Economic profit is a measure of the extent to which the Company produces financial results in excess of its cost of capital. The program is structured as a rolling three-year plan; each year starts a new three-year performance cycle with the most recently commenced cycle being 2016-2018. For each executive selected to participate in this program, we establish a target grant of performance units at the beginning of each three-year performance cycle. A performance unit is equal to a share of Wabtec common stock. If Wabtec achieves its three-year cumulative economic profit goal, then participants will earn the target grant of performance units. In general, the goals increase each year taking into account expected market conditions, and are intended to reflect a superior performance by management. If Wabtec achieves the maximum three-year cumulative economic profit goal, a participant will earn a maximum number (equal to two times the target level) of performance units. If Wabtec achieves the threshold three-year cumulative economic profit goal, a participant will earn a threshold number (equal to one-quarter of the target level) of performance units. No performance units will be earned for performance below the three-year cumulative economic profit threshold and no additional performance units will be earned for performance exceeding the three-year cumulative economic profit maximum. This program is intended to encourage the long-term stability of Wabtec’s management by establishing ambitious goals designed to promote the long-term productivity and profitability of the Company. If a program participant leaves the Company voluntarily, or is terminated for cause, he or she is not eligible to receive any performance units he or she may have earned under the program. If a program participant otherwise leaves the Company, his or her payout may be pro-rated in accordance with the amount of time he or she participated in the program relative to the performance period. For the 2015–2017 performance cycle, the Compensation Committee approved target goals based on cumulative economic profit for the performance period. These goals were based on a range of considerations including expected demand in Wabtec’s key end user markets, investor expectations and management’s business plan which includes year over year growth.

For the 2013-2015 performance period, Wabtec achieved 123.43% of its target three-year cumulative economic profit goal of $577 million for the 2013–2015 performance cycle, which resulted in the following payouts in March 2016 to the named executive officers:

Mr. Neupaver	41,967 shares of Wabtec common stock with a value at payout of $3,335,957
Mr. Betler	14,072 shares of Wabtec common stock with a value at payout of $1,118,583
Mr. Dugan	6,913 shares of Wabtec common stock with a value at payout of $549,514
Mr. DeNinno	7,653 shares of Wabtec common stock with a value at payout of $608,337
Mr. Kovac	7,653 shares of Wabtec common stock with a value at payout of $608,337

Under the terms of the Company’s Deferred Compensation Plan (as described below), Mr. Kovac elected to defer 100% of the payout. Such deferral will be placed in his individual deferral account. Executive officers as a group received 120,228 shares of Wabtec common stock with a value at payout of $9,556,924.

Stock Ownership Requirements. In February 2007, Wabtec approved stock ownership guidelines for executive management and for non-employee board members. These guidelines were established to encourage our key employees and Board members to own and retain shares of stock. The guidelines are as follows: Executive Chairman and President and CEO to accumulate shares having a value equal to seven times base salary; executive officers to accumulate shares having a value equal to three times base salary; general managers and equivalent to accumulate shares having a value equal to two times base salary; and non-employee Board members to accumulate shares having a value equal to four times their cash retainer. These ownership guidelines are to be achieved within three to five years and are defined as a multiple of base salary for executives and a multiple of cash compensation for the non-employee board members. Each of the executive officers and non-employee board members has met their required stock ownership described above (including any shares deferred pursuant to the Deferred Compensation Plan). As of January 31, 2016, our directors and executive officers as a group owned approximately 5.74% of our common stock.

Recoupment Policy. In the event of a financial restatement or a determination by the Board of Directors that misconduct by a responsible party caused financial or reputational harm to Wabtec, the Compensation Committee will review the circumstances and make recommendations to the Board as to whether recoupment should be pursued. Misconduct shall include any intentional or reckless violation of Wabtec policies or any grossly negligent act of failure to act. The Compensation Committee will review all compensation that has been awarded to the responsible party and determine how such compensation may have been affected by the financial restatements or misconduct.

Should the Board determine that recoupment is appropriate, Wabtec may recoup from the responsible parties, any cash bonuses and equity awards in reliance on the financial statements that were restated or for the year in which the financial harm occurred as well as any gains realized from the exercise of options to the extent the Compensation Committee determines that the gains were based on such financial statements or resulted from such misconduct.

Prohibition on Hedging. In order to ensure our executive officers bear the full risk of Wabtec common stock ownership, in early 2015, the Compensation Committee approved a policy that prohibits hedging transactions related to our common stock.

Perquisites and Other Personal Benefits. Supplemental benefits are offered to selected executive officers with the goal of attracting and retaining key executive talent. Those perquisites may include: life and health insurance benefits and social and health club dues.

Retirement Benefits. The Company maintains a qualified defined contribution program which includes a Company match on participant contributions which is provided to executives on the same basis as is provided to other salaried employees of the Company.

Deferred Compensation Plan. In December 2009, the Board approved and adopted a deferred compensation plan for executive officers and non-employee directors. Under the terms of the plan, eligible employee executive officers may elect to defer their base salary, bonus and/or long term incentive payout. Non-employee directors may elect to defer the annual stock and/or cash retainer, provided that any deferral of the stock retainer will be subject to the same vesting and forfeiture conditions as if the stock retainer had not been deferred. For the executive officers during 2015, Mr. Kovac elected to defer 50% of his annual cash incentive award and 100% of his long term incentive payout. For the non-employee directors, Mr. Foster elected to defer 100% of the annual stock retainer.

Post-Termination Compensation.

The Company does not generally provide employment agreements to its executive officers. The Board of Directors has entered into employment continuation agreements with senior executive officers, including all of the NEOs. These agreements are discussed below generally, and only become effective in the event of a change of control of Wabtec. Also discussed below, certain of our benefit plans contain provisions that address termination of an individual or a change in control of the Company.

Tax Implications of Executive Compensation. Our deductions for compensation payable to the named executive officers (other than the Chief Financial Officer) are potentially limited by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent the aggregate amount paid to an executive officer exceeds $1 million, unless it is paid under a predetermined objective performance plan meeting certain requirements, or satisfies one of various other exceptions specified in the Code. We generally seek to preserve the income tax-

deductibility of compensation paid to our executive officers. Notwithstanding this general policy, the Compensation Committee retains the authority to approve compensation arrangements under which not all compensation paid to covered individuals would be tax-deductible, if such payments are deemed to be in the best interests of both Wabtec and its stockholders.

Accounting Considerations with Regard to Compensation Practices. The Compensation Committee reviews on an on-going basis the impact of our compensation programs on Wabtec’s financial statements, including the accounting treatment of equity-based compensation, and the Compensation Committee’s decisions may be influenced by such factors.

Summary Compensation Table

This table shows the compensation for Wabtec’s Executive Chairman, Wabtec’s Chief Executive Officer, Wabtec’s Chief Financial Officer and the two other most highly paid executive officers, other than the Executive Chairman, Chief Executive Officer and Chief Financial Officer, at December 31, 2015.

Name and Position	Year	Salary	Stock Awards (1)		Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	All Other Compensation (6)	Total
Albert J. Neupaver	2015	$890,000	$2,663,118		$309,595	$914,366	$35,049	$4,812,128
Executive Chairman	2014	$890,000	$2,931,733		$370,062	$1,547,933	$27,611	$5,767,339
	2013	$890,000	$2,791,162		$449,344	$1,185,683	$26,682	$5,342,871

Raymond T. Betler	2015	$750,000	$2,219,265		$261,965	$770,533	$27,068	$4.028.831
President and Chief Executive Officer	2014	$700,000	$2,487,987	(2)	$218,763	$1,217,476	$25,382	$4,649,608
	2013	$600,000	$935,860		$150,662	$799,337	$20,627	$2,506,486

Patrick D. Dugan (3)	2015	$370,000	$674,483		$83,353	$287,666	$23,984	$1,439,486
Senior Vice President and Chief Financial Officer	2014	$360,000	$599,672		$75,695	$438,291	$23,321	$1,496,979

David L. DeNinno	2015	$370,000	$674,483		$83,353	$287,666	$33,281	$1,448,783
Senior Vice President, General Counsel and Secretary	2014	$360,000	$599,672		$75,695	$438,291	$27,606	$1,501,264
	2013	$309,000	$508,977		$81,939	$306,579	$26,250	$1,232,745

Charles F. Kovac	2015	$353,000	$332,890		$37,509	$171,624	$25,254	$920,277
Senior Vice President-Freight Products Group	2014	$353,000	$426,433		$53,827	$231,841	$25,371	$1,090,472
	2013	$353,000	$508,977		$81,939	$146,577	$24,951	$1,115,444
(1)	Reflects the aggregate grant date fair value dollar amount computed in accordance with FASB ASC Topic 718, which we refer to as “ASC 718”, related to the awards of a) restricted stock made to the named executive officers in February 2015 under the 2011 Stock Incentive Plan; and b) long-term incentive awards granted to the named executive officers in 2015 for the 2015-2017 performance periods respectively. For the assumptions used in the calculation of this amount under ASC 718, see Note 13 of the Notes to the Consolidated Financial Statements in Wabtec’s Annual Report on Form 10-K for the year ended December 31, 2015. The value of the 2015 long term incentive award is based on probable achievement of the applicable performance goals. The value of that award based on achievement of maximum performance level would be: for Mr. Neupaver – $3,133,080; for Mr. Betler – $2,610,900; for Mr. Dugan – $739,755; for Mr. DeNinno – $739,755; for Mr. Kovac – $391,635.

(2)	Reflects the special grant of restricted stock to Mr. Betler upon his appointment to Chief Executive Officer. The award was made May 14, 2014 under Wabtec’s 2011 Stock Incentive Plan. The entire award is subject to cliff vesting four years from the date of award or May 14, 2018.

(3)	Mr. Dugan was named Chief Financial Officer effective January 1, 2014.

(4)	Reflects the aggregate grant date fair value dollar amount computed in accordance with ASC 718 related to the named executive officers that had stock options granted during the year. For the assumptions used in the calculation of this amount under ASC 718, see Note 12 of the Notes to the Consolidated Financial Statements in Wabtec’s Annual Report on Form 10-K for the year ended December 31, 2015.

(5)	Reflects amounts earned by the named executive officers for fiscal years 2015, 2014 and 2013 under Wabtec’s annual incentive award plan. Payment for 2015 performance was made in February 2016. Under the terms of the Company’s Deferred Compensation Plan, Mr. Kovac elected to defer 50% of the 2015 award, 50% of the 2014 award, and 50% of the 2013 award.

(6)	The following table sets forth a detailed breakdown of the items which compose “All Other Compensation”:

Name	Year	Tax Gross Up Payments	Car Allowances	Social and Health Club Dues	Company Matching Contribution to 401(k) Plan	Imputed Group Term Life Insurance Premium Payments	Total
Albert J. Neupaver	2015	$0	$0	$8,481	$15,900	$10,668	$35,049
	2014	$0	$0	$6,467	$15,600	$5,544	$27,611
	2013	$0	$0	$5,838	$15,300	$5,544	$26,682

Raymond T. Betler	2015	$0	$0	$5,624	$15,900	$5,544	$27,068
	2014	$0	$0	$7,006	$15,600	$2,776	$25,382
	2013	$0	$0	$2,551	$15,300	$2,776	$20,627

Patrick D. Dugan	2015	$0	$0	$7,202	$15,900	$882	$23,984
	2014	$0	$0	$7,120	$15,600	$601	$23,321

David L. DeNinno	2015	$0	$0	$13,500	$15,900	$3,881	$33,281
	2014	$0	$0	$9,870	$15,600	$2,136	$27,606
	2013	$0	$0	$8,886	$15,300	$2,064	$26,250

Charles F. Kovac	2015	$0	$0	$6,877	$15,900	$2,477	$25,254
	2014	$0	$0	$7,336	$15,600	$2,435	$25,371
	2013	$0	$0	$7,216	$15,300	$2,435	$24,951

For 2015, the base salary changes of our named executive officers resulting from the process described in the Compensation Discussion and Analysis follows:

Mr. Neupaver	0%
Mr. Betler	7.14%
Mr. Dugan	2.78%
Mr. DeNinno	2.78%
Mr. Kovac	0%

The average increase for named executive officers in 2015 was 2.63% and the range for the executive officers as a group was 0% – 14.89%. The Compensation Committee is dedicated to ensuring competitive compensation for each of Wabtec’s key employees and believes that these increases are in line with comparable industry practices and are merited based upon personal performance, company performance and return to our stockholders.

2015 Grants of Plan Based Awards

This table shows the equity based awards granted in 2015 to Wabtec’s Executive Chairman, Wabtec’s Chief Executive Officer, Wabtec’s Chief Financial Officer and the two most highly paid executive officers, other than the Executive Chairman, Chief Executive Officer and the Chief Financial Officer, in 2015.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options (4)	Exercise Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (5)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Mr. Neupaver		$0	$890,000	$2,002,500
	2/10/15				4,500	18,000	36,000				$1,566,540
	2/10/15							12,600			$1,096,578
	2/10/15								13,000	$87.03	$309,595
Mr. Betler		$0	$750,000	$1,687,500
	2/10/15				3,750	15,000	30,000				$1,305,450
	2/10/15							10,500			$913,815
	2/10/15								11,000	$87.03	$261,965
Mr. Dugan		$0	$370,000	$582,750
	2/10/15				1,063	4,250	8,500				$369,878
	2/10/15							3,500			$304,605
	2/10/15								3,500	$87.03	$83,353
Mr. DeNinno		$0	$370,000	$582,750
	2/10/15				1,063	4,250	8,500				$369,878
	2/10/15							3,500			$304,605
	2/10/15								3,500	$87.03	$83,353
Mr. Kovac		$0	$211,800	$476,550
	2/10/15				563	2,250	4,500				$195,818
	2/10/15							1,575			$137,072
	2/10/15								1,575	$87.03	$37,509
(1)	Reflects the possible payments under Wabtec’s annual incentive award plan.

(2)	Reflects the grant of performance units for the three-year performance period of 2015-2017 approved by the Compensation Committee in February 2015 under Wabtec’s 2011 Stock Incentive Plan. These columns reflect the range of payouts possible for this grant. A performance unit is equal to a share of Wabtec common stock. If Wabtec achieves its three-year cumulative economic profit goal, then participants will earn the target number of performance units. In general, the goals increase each year taking into account expected market conditions, and are intended to reflect a superior performance by management. If Wabtec achieves the maximum three-year cumulative economic profit goal, a participant will earn a maximum number (equal to two times the target level) of performance units. If Wabtec achieves the threshold three-year cumulative economic profit goal, a participant will earn a threshold number (equal to one-quarter of the target level) of performance units. No performance units will be earned for performance below the three-year cumulative economic profit threshold and no additional performance units will be earned for performance exceeding the three-year cumulative economic profit maximum. Payouts for these awards, if any, will be made by March 31, 2018.

(3)	Reflects the grant of restricted stock to the named executive officers on February 10, 2015 under Wabtec’s 2011 Stock Incentive Plan. One-fourth of the shares vested on March 1, 2016 and the remaining shares will vest in one-fourth increments on March 1, 2017, March 1, 2018 and March 1, 2019.

(4)	Reflects the grant of options to the named executive officers on February 10, 2015 under Wabtec’s 2011 Stock Incentive Plan. One-fourth of the options vested on March 1, 2016 and the remaining options will vest in one-fourth increments on March 1, 2017 March 1, 2018 and March 1, 2019.

(5)	Reflects the grant date fair value computed in accordance with ASC 718.

2015 Outstanding Equity Awards at Fiscal Year-End

This table provides information concerning unexercised options, unvested stock and equity incentive plan awards outstanding as of December 31, 2015 for Wabtec’s Executive Chairman, Chief Executive Officer, Wabtec’s Chief Financial Officer and the two most highly paid executive officers, other than the Executive Chairman, Chief Executive Officer and the Chief Financial Officer.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)
Name
Albert J. Neupaver	100,000	0	$17.425	2/20/2018				81,967	$5,795,067
	108,000	0	$14.50	2/17/2019	7,700	(2)	$544,390
	54,000	0	$19.103	2/17/2020	11,900	(3)	$841,330
	40,500	0	$28.695	2/15/2021	11,550	(4)	$816,585
	23,100	7,700	$35.293	2/14/2022	12,600	(5)	$890,820
	11,900	11,900	$48.29	2/12/2023
	3,850	11,550	$72.82	2/11/2024
	0	13,000	$87.03	2/10/2025
Raymond T. Betler	20,000	0	$29.043	8/18/2018				42,072	$2,974,490
	24,000	0	$14.50	2/17/2019	2,590	(2)	$183,113
	12,000	0	$19.103	2/17/2020	3,990	(3)	$282,093
	13,500	0	$28.695	2/15/2021	6,875	(4)	$482,528
	7,770	2,590	$35.293	2/14/2022	10,500	(5)	$742,350
	3,990	3,990	$48.29	2/12/2023	10,000	(6)	$707,000
	2,275	6,825	$72.82	2/11/2024
	0	11,000	$87.03	2/10/2025
Patrick D. Dugan								15,663	$1,107,374
					1,260	(2)	$89,082
	0	1,260	$35.293	2/14/2022	1,960	(3)	$138,572
	1,960	1,960	$48.29	2/12/2023	2,363	(4)	$166,993
	788	2,362	$72.82	2/11/2024	3,500	(5)	$247,450
	0	3,500	$87.03	2/10/2025
David L. DeNinno	4200	1,400	$34.813	2/21/2022				16,403	$1,159,692
	2,170	2,170	$48.29	2/12/2023	1,400	(2)	$98.980
	788	2,362	$72.78	2/11/2024	2,170	(3)	$153,419
	0	3,500	$87.03	2/10/2025	2,363	(4)	$166,993
					3,500	(5)	$247,450
Charles F. Kovac	18,000	0	$17.425	2/20/2018				13,103	$926,382
	24,000	0	$14.50	2/17/2019	1,400	(2)	$98,980
	12,000	0	$19.103	2/17/2020	2,170	(3)	$153,419
	9,000	0	$28.695	2/15/2021	1,680	(4)	$118,776
	4,200	1,400	$35.293	2/14/2022	1,575	(5)	$111,353
	2,170	2,170	$48.29	2/12/2023
	560	1,680	$72.78	2/11/2024
	0	1,575	$87.03	2/10/2025	.		.

(1)	This represents the aggregate number of actual performance units granted relative to the 2013-2015 long-term incentive plan, the target performance units that would be paid out upon the Company meeting financial goals relative to the 2014-2016 long-term incentive plan and the target performance units that would be paid out upon the Company meeting financial goals relative to the 2015-2017 long-term incentive plan multiplied by the fair market value of Wabtec common stock price as of December 31, 2015.

(2)	This represents the number of restricted shares of Wabtec stock that were granted in 2012 to the executive under the 2011 Stock Incentive Plan and that remain unvested as of December 31, 2015. One-fourth of this award vested on March 1, 2013, March 1, 2014, March 1, 2015 and March 1, 2016.

(3)	This represents the restricted shares of Wabtec stock that were granted in 2013 to the executive under the 2011 Stock Incentive Plan and that remain unvested as of December 31, 2015. One-fourth of this award vested on March 1, 2014, March 1, 2015 and March 1, 2016, the remaining shares will vest on March 1, 2017.

(4)	This represents the number of restricted shares of Wabtec stock that were granted in 2014 to the executive under the 2011 Stock Incentive Plan and that remain unvested as of December 31, 2015. One-fourth of this award vested on March 1, 2015 and March 1, 2016, and the remaining shares will vest in one-fourth increments on March 1, 2017, and March 1, 2018.

(5)	This represents the number of restricted shares of Wabtec stock that were granted in 2015 to the executive under the 2011 Stock Incentive Plan and that remain unvested as of December 31, 2015. One-fourth of this award vested on March 1, 2016 and the remaining shares will vest in one-fourth increments on March 1, 2017, March 1, 2018, and March 1, 2019.

(6)	This represents the number of restricted shares of Wabtec stock that were granted to the executive under the 2011 Stock Incentive Plan that remain unvested as of December 31, 2015. The entire grant of shares are subject to cliff vesting four years from the date of grant and will vest in full on May 14, 2018.

Option Exercises and Stock Vested

This table provides information concerning vesting of stock, including restricted stock, restricted stock units and similar instruments, during 2015 for Wabtec’s Executive Chairman, Chief Executive Officer, Wabtec’s Chief Financial Officer and the two most highly paid executive officers, other than the Executive Chairman, Chief Executive Officer and the Chief Financial Officer on an aggregate basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting
Albert J. Neupaver	0	$0	107,939	$10,251,062	(2)
Raymond T. Betler	0	$0	37,250	$3,538,065	(2)
Patrick D. Dugan	13,530	$937,972	17,483	$1,660,299	(2)
David L. DeNinno	0	$0	19,053	$1,809,237	(2)
Charles F. Kovac	0	$0	19,898	$1,889,846	(2)
(1)	Calculated by multiplying the number of shares of restricted stock that vested by the market price of Wabtec’s common stock on the vesting date.

(2)	This includes a payout under the 2012-2014 long-term incentive plan. Under this plan, Mr. Neupaver, Mr. Betler, Mr. Dugan, Mr. DeNinno and Mr. Kovac earned and received on March 16, 2015, a payout of 80,314, 27,015, 13,143, 14,603 and 14, 603 shares of Wabtec common stock, respectively, with the respective values on that date of $7,615,775, $2,561,697, $1,246,285, $1,384,729 and $1,384,729. Mr. Kovac deferred his payment under the Company’s Deferred Compensation Plan.

Nonqualified Deferred Compensation

Name	Executive Contributions in 2015 ($) (1)	Registrant Contributions in 2015 ($)	Aggregate Earnings in 2015 ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2015 ($) (3)
Albert J. Neupaver	$0	$0	$0	$0	$0
Raymond T. Betler	$0	$0	$0	$0	$0
Patrick D. Dugan	$0	$0	$0	$0	$0
David L. DeNinno	$0	$0	$0	$0	$0
Charles F. Kovac	$1,500,650	$0	($332,311)	$0	$6,351,949
(1)	These amounts are included in the Summary Compensation Table for the respective executive officers.

(2)	Includes (a) monthly accrued interest at the rate of prime plus 1% on amounts contributed to the Deferred Compensation Plan from deferral of a participant’s cash compensation, and (b) gain (or loss) in the value of the Company’s stock on amounts contributed to the Deferred Compensation Plan from deferral of a participant’s equity compensation. For more information regarding the Deferred Compensation Plan, see the discussion under “Deferred Compensation Plan” on page 22 above.

(3)	Equity awards deferred to the Deferred Compensation Plan were reported in the year of grant based on their grant date fair value. In addition, the Deferred Compensation Plan does not offer any above market rates of return to any participants and, accordingly, no amount of earnings under the Plan was reported in the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

Employment Continuation Agreements with Certain

Executive Officers

Wabtec entered into employment continuation agreements (each an “Agreement” and collectively, the “Agreements”) with senior executive officers, including the following named executive officers: Albert J. Neupaver, Raymond T. Betler, Patrick D. Dugan, David L. DeNinno and Charles F. Kovac. The purpose of the Agreements is to ensure that, in the event Wabtec is confronted with a situation that could result in a change in ownership or control of the Company, the named executive officers are provided certain financial assurances to enable them to perform the responsibilities of the position without undue distraction and to exercise judgment without bias due to personal circumstances, since continuity of management will be essential to its ability to evaluate and respond to such situation in the best interests of stockholders. Under each Agreement, if the executive is employed on the date on which a change of control, as defined in the Agreements, occurs then the executive will be entitled to remain employed by Wabtec until the 24-month anniversary of the change of control, subject to certain termination provisions. Each Agreement contains standard confidentiality and other restrictive covenants, including restrictions for a period of one year following termination of the executive’s employment on soliciting business or employees away from us or providing any services that may compete with our business.

During the employment period, the executive will (a) receive a base salary at a monthly rate at least equal to the monthly salary paid to the executive immediately prior to the change of control, (b) be afforded the opportunity to receive a bonus (i) on terms and conditions no less favorable to the executive than the annual bonus opportunity made available to the executive for the fiscal year ended immediately prior to the change of control and (ii) in an amount not less than the target bonus amount for the executive in the fiscal year ending immediately prior to the change of control, (c) participate in all long-term incentive compensation programs for key executives and benefit plans at a level that is commensurate with the executive’s opportunity to participate in such plans immediately prior to the change of control, or if more favorable, at the level made available to the executive or other similarly situated officers at any time thereafter, (d) receive vacation and fringe benefits and office and support staff at a level that is commensurate with the executive’s benefits immediately prior to the change of control, or if more favorable, at the level made available to the executive or other similarly situated officers at any time thereafter, (e) receive expense reimbursement at a level that is commensurate with the executive’s benefits immediately prior to the change of control, or if more favorable, at the level made available to the executive thereafter and (f) be indemnified, during and after his employment period, for claims arising from or out of the executive’s performance as an officer, director or employee of Wabtec or any of its subsidiaries, or in any other capacity while serving at the request of the Company, to the maximum extent permitted by applicable law and Wabtec’s governing documents. Wabtec is also required to maintain existing or comparable insurance policies covering such matters at a level of protection that is no less than that afforded under the Company’s governing documents in effect immediately prior to the change of control.

Death or Disability. If an executive’s employment is terminated after a change of control due to death or disability, the executive will receive only the executive’s base salary through the date of termination, any vested amounts or benefits under Wabtec’s benefit plans, including accrued but unpaid vacation and any benefits payable for death or disability under applicable plans or policies. If, after a change of control, any of the five named executive officers had terminated employment due to death at December 31, 2015, the value of the life insurance benefits payable under Wabtec’s plan to such executive would have been: Mr. Neupaver $750,000, Mr. Betler $1,350,000, Mr. Dugan $900,000, Mr. DeNinno $900,000, Mr. Kovac $853,000, or, in the case of termination for disability at December 31, 2015, the value of the disability benefits under Wabtec’s plan to such executive would have been: Mr. Neupaver $0, Mr. Betler $240,000, Mr. Dugan $144,000, Mr. DeNinno $216,000, Mr. Kovac $141,204. In addition to the benefits paid pursuant to the Agreements, upon a change in control, stock options become exercisable, restrictions on restricted stock lapse and performance units are deemed to have been fully earned as described under “Outstanding Stock Awards” below.

For Cause/Voluntary Termination. If, after a change of control, an executive’s employment is terminated by Wabtec for cause (as defined in the Agreements), or the executive voluntarily terminates his or her employment other than for good reason (as defined in the Agreements), the executive will receive only the executive’s base salary through the date of termination and any vested amounts or benefits under Wabtec’s benefit plans, including accrued but unpaid vacation. If, after a change of control any of the five named executive officers had been terminated by the Company for cause, or the executive voluntarily terminated his employment other than for good reason, at December 31, 2015, no benefits would have been payable to Messrs. Neupaver, Betler, Dugan, DeNinno and Kovac. In addition to benefits paid pursuant to the Agreement, upon a change in control, stock options become exercisable, restrictions on restricted stock lapse and performance units are deemed to have been fully earned under the “Outstanding Stock Awards” below.

Other than for Cause/Good Reason. If, after a change of control, an executive’s employment is terminated by Wabtec other than for cause or the executive terminates his employment for good reason the executive will receive (a) the executive’s base salary through the date of termination, (b) a cash amount equal to two times the sum of the executive’s annual base salary and the target bonus amount for the executive for the fiscal year ending immediately prior to the change of control, and (c) any vested benefits under Wabtec’s benefit plans, including accrued but unpaid vacation and including benefits under the 2011 Stock Incentive Plan. The executive will also be entitled to continue participation in all of Wabtec’s employee and executive welfare and fringe plans until the earlier of the 24 month anniversary of the termination date and the date the executive becomes eligible for comparable benefits under a similar plan, policy or program of a subsequent employer. The amounts described may be subject to reduction as may be necessary to avoid characterization of amounts as “excess parachute payments” under the Internal Revenue Code. If, after a change of control, any of the five named executive officers had been terminated by the Company other than for cause, or if the executive had terminated his employment for good reason, at December 31, 2015, the value of the benefit to such executive would have been: Mr. Neupaver $3,581,600, Mr. Betler $3,021,600, Mr. Dugan $1,279,600, Mr. DeNinno $1,279,600, and Mr. Kovac $1,151,200. In addition to the benefits paid pursuant to the Agreement, upon a change in control, stock options become exercisable, restrictions on restricted stock lapse and performance units are deemed to have been fully earned as described under “Outstanding Stock Awards” below.

Potential Change of Control. If, after the occurrence of a potential change of control, as defined in the Agreement, and prior to a change of control, (a)(i) an executive’s employment is terminated by the Company other than for cause or by the executive for good reason or (ii) the Company terminates the Agreement and (b) a change of control, which also constitutes certain changes in ownership or effective control under Section 409A of the Internal Revenue Code of 1986, as amended, occurs within one year of the termination, the executive will be deemed, solely for purposes of determining the executive’s rights under the Agreement, to have remained employed until the change of control and to have been terminated by the Company without cause immediately after the change of control. In such case, at December 31, 2015, the value of severance benefits to the executive would have been: Mr. Neupaver $3,581,600, Mr. Betler $3,021,600, Mr. Dugan $1,279,600, Mr. DeNinno $1,279,600, and Mr. Kovac $1,151,200.

Wabtec may terminate the Agreements at any time prior to the occurrence of a change of control without liability, except as may arise in circumstances relating to a potential change of control.

Outstanding Stock Awards

Under the 2000 Stock Incentive Plan and the 2011 Stock Incentive Plan, in instances of disability, death during employment or a Section 8 or 11 Event as defined in the Plans, respectively, which generally includes a change of control of Wabtec, all outstanding options become exercisable even if not otherwise exercisable. In addition, in the case of a Section 8 or 11 Event, all outstanding options are subject to being cashed out automatically based on the difference between the option exercise price and the value of Wabtec stock in connection with the Section 8 or 11 Event. In instances of a Section 8 or 11 Event only, all restrictions on restricted stock or restricted stock units lapse. For performance units, in instances of a Section 8 or 11 Event, all performance units are deemed to have been fully earned regardless of the attainment of performance targets. The following table provides the value of such benefits for each of our named executive officers as if the applicable event occurred on December 31, 2015:

Name	Disability	Death During Employment(1)	Section 8 or 11 Event(2)
Mr. Neupaver
Options	$539,313	$539,313	$17,508,434
Restricted Stock	—	—	$3,093,125
Performance Units(3)	—		$10,463,600
Mr. Betler
Options	$181,120	$181,120	$3,913,820
Restricted Stock	—	—	$2,397,084
Performance Units(3)	—		$5,571,160
Mr. Dugan
Options	$88,536	$88,536	$132,460
Restricted Stock	—	—	$642,097
Performance Units(3)	—		$2,029,090
Mr. DeNinno
Options	$98,872	$98,872	$298,227
Restricted Stock	—	—	$750,056
Performance Units(3)	—		$2,113,930
Mr. Kovac
Options	$98,200	$98,200	$3,600,498
Restricted Stock	—	—	$482,528
Performance Units(3)	—		$1,647,310

(1)	The Compensation Committee has discretion in instances of death during employment, voluntary termination with consent and retirement to decide to pay all or part of a performance award contingent upon achievement of performance and based on a variety of factors which may result in an incremental benefit to a named executive officer. The incremental benefit would be the same as that disclosed under the column titled “Section 8 or 11 Event” if the Compensation Committee decided to pay all of the award.

(2)	Our 2011 Stock Incentive Plan does not provide for gross-up payments in the event of an excise tax liability upon a change of control. Such gross-up payments may be made under our 2000 Stock Incentive Plan. However, under our Agreements, payments to an employee upon a change of control may be subject to limitations in the event that an excise tax liability would be triggered.

(3)	Assumes maximum number of units are paid and includes units which were vested as of December 31, 2015 but were not yet paid to participants.

Director Compensation

The following table provides information concerning the compensation of our non-employee directors for the period January 1, 2015 through December 31, 2015:

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)		Total
Robert J. Brooks	$70,000	$140,000		$210,000
Emilio A. Fernandez	$80,000	$140,000		$220,000
Lee B. Foster, II	$80,000	$140,000	(4)	$220,000
Michael W. D. Howell	$70,000	$140,000		$210,000
William E. Kassling(3)	$95,000	$140,000		$235,000
Gary C. Valade	$85,000	$140,000		$225,000
Brian P. Hehir	$70,000	$140,000		$210,000
Nickolas W. Vande Steeg	$70,000	$140,000		$210,000
(1)	Reflects the aggregate grant date fair value dollar amount calculated in accordance with ASC 718 related to the awards of stock to the directors under the 1995 Non-Employee Directors’ Fee and Stock Option Plan. For the assumptions used in the calculation of this amount under ASC 718, see Note 12 of the Notes to Consolidated Financial Statements in Wabtec’s Annual Report on Form 10-K for the year ended December 31, 2015.

(2)	The annual award of the $140,000 stock retainer was made on May 13, 2015, with each non-employee director being granted 1,407 restricted shares of Wabtec common stock with a grant date fair market value of $99.54 per share.

(3)	Mr. Kassling serves as non-employee Lead Director.

(4)	Mr. Foster elected to defer 100% of the stock retainer.

Effective May 2015, the Company changed how it provides compensation to the non-employee directors. Each non-employee director receives an annual cash retainer of $70,000 and an annual stock retainer of $140,000 for their services as a director, which includes all meeting attendance. In addition, our non-employee Lead Director receives an additional annual retainer of $25,000 and our committee chairs receive additional annual retainers as follows: Compensation Committee Chair receives

$10,000, Audit Committee Chair receives $15,000, and Nominating and Governance Committee Chair receives $10,000. All directors are reimbursed for their out of pocket expenses incurred in connection with attendance at meetings and other activities related to the board or its committees.

In addition, the non-employee directors also participate in the Amended and Restated 1995 Non-Employee Directors’ Fee and Stock Option Plan.

Under this plan, newly elected directors are eligible to receive a one time award of 10,000 stock options (vesting one-third on each subsequent anniversary date). The aggregate number of stock options outstanding as of December 31, 2015 for each non-employee director under the plan is as follows: Mr. Brooks 12,000; Mr. Fernandez 24,000; Mr. Foster 8,000; Mr. Hehir 9,500; and Mr. Kassling 16,000. No stock options were granted to the non-employee directors in 2015.

Except as described below with respect to deferral of the annual stock retainer based on elections by certain directors, each non-employee director was granted 1,407 restricted shares of Wabtec common stock based on the fair market value of Wabtec stock on May 13, 2015 ($140,000). The stock retainer is restricted for 12 months from the date of issue and will vest on May 13, 2016. If a director voluntarily resigns or is otherwise terminated within 12 months from the grant of the restricted shares, the director will forfeit the shares.

In December 2009, the Board approved and adopted a Deferred Compensation Plan for executive officers and non-employee directors. Under the terms of the plan, eligible directors may defer the annual stock and/or cash retainer, provided that any deferral of the stock retainer will be subject to the same vesting and forfeiture conditions as if the stock retainer had not been deferred. Deferred amounts, including any applicable earnings credited on the deferrals, will be paid out to the director following his termination of service with the Board. During 2015, Mr. Foster elected to defer 100% of the stock retainer.

Proposal 2—Advisory (Non-Binding) Resolution Relating to the Approval of 2015 Named Executive Officer Compensation

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd- Frank Act”), we are providing our stockholders with a non-binding vote to approve our executive compensation programs and arrangements in accordance with Section 14A of the Exchange Act.

As described in greater detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk- taking. The overall objectives of our executive compensation program are to (i) enable us to attract, motivate and retain key executive talent essential to the achievement of our short-term and long-term business objectives; (ii) provide compensation competitive with others in our industry; (iii) reward senior executive officers in a “pay for performance” manner for accomplishment of pre-defined business goals and objectives; and (iv) align the interests of our executives with our stockholders. A significant portion of total executive compensation is variable compensation linked to corporate, business unit and individual performance. Our objective is to provide a significant portion of an executive’s total compensation in a form that is contingent upon achieving established performance goals that are intended to align the executives’ interests with those of our stockholders. In regard to compensation based on long-term performance, our objective is to provide a significant portion of such compensation in the form of equity awards.

Pursuant to the SEC rules, we are asking you to approve the 2015 compensation of the named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K of the SEC, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures.

Under the Dodd-Frank Act and the related SEC rules, your vote on this resolution is an advisory or “non- binding” vote. This means that the purpose of the vote is to provide stockholders with a method to give their opinion to the Board of Directors of Wabtec about certain issues, like executive compensation. None of the Board, its committees or Wabtec is required by law to take any action in response to the stockholder vote. However, the Board values our stockholders’ opinions, and the Board intends to evaluate the results of the 2016 vote carefully when making future decisions regarding compensation of the named executive officers. The stockholder advisory vote in connection with our 2015 annual meeting received approximately 97.4% approval by our stockholders, indicating strong support of our compensation programs and policies. We believe that providing our stockholders with an advisory vote on our executive compensation program will further enhance communication with our stockholders, and it meets our obligations under the Dodd-Frank Act and the SEC’s rules.

Vote Required

This proposal is adopted if a majority of the shares present in person or by proxy vote for the proposal. Because the total shares voted “for,” “against,” or “abstain” are counted to determine the minimum votes required for approval, if you abstain from voting, it has the same legal effect as if you vote against. If a broker limits the number of shares voted on the proposal on its proxy card or indicates that the shares represented by the proxy card are not being voted on the proposal, it is considered a broker non-vote. Broker non-votes are not counted as a vote or used to determine the favorable votes required to approve the proposal.

The Board recommends that you approve the following resolution:

RESOLVED, that the stockholders approve the 2015 compensation of the named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K of the SEC, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures.

The Board recommends you vote FOR the approval of the 2015 compensation of our named executive officers, as disclosed in this proxy statement pursuant to Regulation S-K of the SEC.

Proposal 3—Ratify Independent Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2016. Although you are not required to ratify this appointment, we ask that you do. If you do not, we will reconsider our choice. Ernst & Young LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2015. A representative of Ernst & Young LLP is expected to be present at the annual meeting of stockholders to answer appropriate questions and make a statement if he or she so desires.

Vote Required

This proposal is adopted if a majority of the shares present in person or by proxy vote for the proposal.

Because the total shares voted “for,” “against,” or “abstain” are counted to determine the minimum votes required for approval, if you abstain from voting, it has the same legal effect as if you vote against. If a broker limits the number of shares voted on the proposal on its proxy card or indicates that the shares represented by the proxy card are not being voted on the proposal, it is considered a broker non-vote. Broker non-votes are not counted as a vote or used to determine the favorable votes required to approve the proposal.

The Board recommends you vote FOR this proposal.

Fees to the Independent Registered Accounting Firm

The following table shows the aggregate fees for services provided by Ernst & Young LLP for the fiscal years ended December 31, 2015 and December 31, 2014:

	2015	2014
Audit Fees	$2,549,061	$2,377,079
Audit-Related Fees	$36,612	$33,119
Tax Fees	$305,635	$188,457
All Other Fees	$334,472	$0

Total Fees	$3,225,780	$2,598,655

Audit Fees

Audit fees include fees for audit services in connection with Wabtec’s annual financial statements, review of financial statements included in Wabtec’s quarterly reports on Form 10-Q and SEC filings, audit of internal control over financial reporting and statutory filings.

Audit-Related Fees

Audit-related fees include fees for services primarily related to comfort letters, consents and other services related to Securities and Exchange Commission filings.

Tax Fees

Tax fees include fees for services related to tax return preparation, tax compliance and tax planning.

All Other Fees

This category includes the aggregate fees billed for products and services provided by the independent accountants that are not reported above under “Audit Fees,” “Audit-Related Fees,” or “Tax Fees.” In 2015, we were billed fees under this category for due diligence services performed in connection with the Company’s pending acquisition of Faiveley Transport, S.A. We were not billed any fees in this category during 2014. The Audit Committee considered the compatibility of the non-audit-related services provided by and fees paid to Ernst & Young LLP in 2015 and the proposed services for 2016 and determined that such services and fees are compatible with the independence of Ernst & Young LLP.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm to assure that the provision of such services does not impair the independent registered public accounting firm’s independence.

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit

Committee. All other permitted services are also pre- approved by the Audit Committee.

The Audit Committee has delegated its pre-approval authority to its Chairman if the fee to be approved does not exceed $100,000.

All services provided by Ernst & Young LLP for fiscal year 2015 were pre-approved by the Audit Committee.

Business Relationships and Related Party Transactions

Pursuant to the terms of Wabtec’s amended and restated by-laws, William E. Kassling and Emilio A. Fernandez will be nominated to be members of the Board so long as each person is able and willing to serve and each person beneficially owns a certain percentage of Wabtec common stock.

Related Party Transaction Approval Policy. Our board of directors has adopted written Related Party Transaction Policies and Procedures, a copy of which is available on Wabtec’s website at http:// www.wabtec.com. Under this policy the Nominating and Corporate Governance Committee must review and approve in advance all related party transactions that are required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC. If advance approval is not feasible, the Nominating and Corporate Governance Committee must approve or ratify the transaction at its next scheduled meeting. Transactions required to be disclosed pursuant to Item 404 include any transaction between Wabtec and any officer, director or certain affiliates of Wabtec that has a value in excess of $120,000. In reviewing related party transactions, the Nominating and Corporate Governance Committee evaluates all material facts about the transaction, including the nature of the transaction, the benefit provided to Wabtec, whether the transaction is on commercially reasonable terms that would have been available from an unrelated third-party and any other factors necessary to its determination that the transaction is fair to Wabtec.

Other Information

Code of Ethics

Wabtec has adopted a Code of Ethics for executive officers that includes the provisions required under applicable SEC regulations for a code of ethics. A copy of the Code of Ethics for executive officers is posted on our website at http://www.wabtec.com. In the event that we make any amendments to or waivers from this code, we will disclose the amendment or waiver and the reasons for such on our website.

Other Corporate Governance Information

Wabtec has adopted Corporate Governance Guidelines and a Code of Conduct that is applicable to all directors, officers and employees, each of which includes the provisions required under the NYSE regulations. Copies of our Corporate Governance Guidelines and Code of Conduct are posted on our website at http://www.wabtec.com.

Other Business

We do not expect any business to come before the annual meeting other than the proposals described in this proxy statement. If other business is properly raised, your proxy authorizes its holder to vote according to their best judgment.

Communication with the Board

The Board provides a process for interested parties to send communications to the Board or any of the directors of Wabtec. Communications to the Board or any director should be sent c/o the Secretary of Wabtec, 1001 Air Brake Avenue, Wilmerding, PA 15148. All such communications will be compiled by the Secretary of Wabtec and submitted to the Board or the individual director at the next regularly scheduled meeting of the Board. Interested parties may also communicate directly with the non-employee directors at the email address nonmanagementdirectors@wabtec.com.

Expenses of Solicitation

Officers and employees may solicit proxies in person by telephone or facsimile. Wabtec pays no costs for proxy solicitation to any third party. Wabtec will pay approximately $9,200 to Wells Fargo Shareowner Services and certain third parties for sending the Notice, providing the Internet site for our proxy materials and providing proxy materials to any stockholder who requests them. We will also reimburse other nominees, custodians or fiduciaries who forward these materials to stockholders for their reasonable expenses in doing so.

Stockholder Proposals for Next Year

To be included in the proxy for the 2017 annual meeting, stockholder proposals must be submitted by December 1, 2016. Only proposals submitted on time may be eligible for inclusion in our proxy statement.

Our amended and restated by-laws require that notice of business to be properly brought before the 2017 annual meeting of stockholders must be submitted to us between December 1, 2016 and January 30, 2017. Only matters for which we receive timely notice may be brought before the 2017 annual meeting.

Stockholder proposals to be brought before the 2017 annual meeting should be sent c/o the Secretary of Wabtec, 1001 Air Brake Avenue, Wilmerding, PA 15148.

By order of the Board of Directors,

David L. DeNinno

Senior Vice President, General Counsel and Secretary

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/wab Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 10, 2016.

PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 10, 2016.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

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The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1. Election of directors for a term of three years expiring in 2019:	01 Robert J. Brooks	☐ Vote FOR		☐ Vote WITHHELD
	02 William E. Kassling	all nominees		from all nominees
	03 Albert J. Neupaver	(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Approve an advisory (non-binding) resolution relating to the approval of 2015 named executive officer compensation		☐ For	☐ Against	☐ Abstain

3. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2016 fiscal year		☐ For	☐ Against	☐ Abstain

In their discretion, the proxies are authorized to vote upon such other business if properly raised at the annual meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐		Date

Signature(s) in Box

Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 11, 2016

11:30 a.m. Local Time

The Duquesne Club

325 Sixth Avenue

Pittsburgh, Pennsylvania 15222

Westinghouse Air Brake Technologies Corporation 1001 Air Brake Avenue Wilmerding, Pennsylvania 15148	proxy

The undersigned stockholder of WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION (the “Company”) does hereby appoint Albert J. Neupaver and David L. DeNinno, or any one or both of them, with full power of substitution, as proxies of the undersigned to vote at the Annual Meeting of Stockholders of the Company, to be held Wednesday, May 11, 2016 (the “Annual Meeting”), and at all adjournments thereof, all the shares of Common Stock of the Company which the undersigned may be entitled to vote, on the matters set out on the reverse side of this proxy card and described in the Proxy Statement and, at their discretion, on any other business which may properly come before the Annual Meeting.

The undersigned stockholder hereby revokes all previous proxies for the Annual Meeting and acknowledges receipt of the Notice of Internet Availability of Proxy Materials describing how to access or receive paper or e-mail copies of the Notice of Annual Meeting of Stockholders and Proxy Statement for 2016 and the Annual Report to Stockholders for 2015.

If you requested a copy of the proxy materials by mail, you are urged to promptly return this proxy card in the enclosed envelope whether or not you expect to attend the Annual Meeting in person so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured at the Annual Meeting.

The shares represented by this proxy card will be voted as directed by the stockholder. If this proxy card is executed but no direction is given, such shares will be voted “FOR ALL” nominees in Item 1 and “FOR” Items 2 and 3.

See reverse for voting instructions.